UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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INTERNATIONAL STEM CELL CORPORATION

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

As previously disclosed on International Stem Cell Corporation’s (the “Company”) Form 8-K filed with the SEC on April 28, 2020, the filing of the Part III portion (the “Part III Portion”) of our Annual Report on Form 10-K for the period ended December 31, 2019 (the “2019 Annual Report”), which Part III Portion is incorporated by reference from the following definitive Proxy Statement, was delayed due to circumstances related to the novel coronavirus (“COVID-19”) and its impact on the Company’s operations. The disruptions in transportation, staffing, and technology systems to the Company resulted in limited support from the Company’s staff due to the COVID-19 outbreak. In particular, COVID-19 has caused disruptions in the Company’s day-to-day activities and impaired the Company’s ability to perform necessary work on the Part III Portion and to file the Part III Portion by its April 29, 2020 due date. The Company relied on the SEC’s Order Under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies, dated March 4, 2020 and amended March 25, 2020 (Release Nos. 34-88318 and 34-88465), to delay the filing of the Part III Portion.

As of the date of filing of this definitive Proxy Statement (this “Proxy Statement”), there are many uncertainties regarding the current COVID-19 pandemic, including the scope of health issues, the possible duration of the pandemic, and the extent of local and worldwide social, political, and economic disruption it may cause. To date, the COVID-19 pandemic has had far-reaching impacts on many aspects of the operations of International Stem Cell Corporation (the “Company,” “we,” “our” or “us”), including on consumer behavior, customer demand, timing of product availability, our employees’ personal and business lives, and the market generally. The scope and nature of these impacts continue to evolve each day. The COVID-19 pandemic has resulted in, and may continue to result in, regional and local quarantines, labor stoppages and shortages, changes in consumer purchasing patterns, mandatory or elective shut-downs of retail locations, disruptions to supply chains, including the inability of our suppliers and service providers to deliver materials and services on a timely basis, or at all, severe market volatility, liquidity disruptions, and overall economic instability, which, in many cases, have had, and we expect will continue to have, adverse impacts on our business, financial condition and results of operations. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

In light of the uncertain and rapidly evolving situation relating to the COVID-19 pandemic, we have taken certain precautionary measures intended to help minimize the risk to our Company, employees and customers, including the following:

•

We are encouraging our staff to begin working from home. We expect that to be our operating model for an undetermined period of time, and to the extent permitted by federal, state and local instructions to reopen;

•	We identified expense reductions that we intend to implement throughout the remainder of fiscal 2020, as necessary;
•

Although our laboratory’s in Frederick, Maryland and Oceanside, California currently continue to operate, we continue to evaluate its operations, and may elect, or be required, to shut down its operations temporarily at any time in the future;

•	We have suspended all non-essential travel for our employees; and
•	We are discouraging in-person work-related meetings.

Each of the remedial measures taken by the Company has had, and we expect will continue to have, adverse impacts on our current business, financial condition and results of operations, and may create additional risks for our Company. While we anticipate that the foregoing measures are temporary, we cannot predict the specific duration for which these precautionary measures will stay in effect, and we may elect or need to take additional measures as the information available to us continues to develop, including with respect to our employees, inventory receipts, and relationships with our lenders and licensors. We expect to continue to assess the evolving impact of the COVID-19 pandemic on our customers, consumers, employees, supply chain, and operations, and intend to make adjustments to our responses accordingly. However, the extent to which the COVID-19 pandemic and our precautionary measures in response thereto may impact our business, financial condition, and results of operations will depend on how the COVID-19 pandemic and its impact continues to develop in the United States and elsewhere in the world, which remains highly uncertain and cannot be predicted at this time.

In light of these uncertainties, for purposes of this report, except where otherwise indicated, any forward-looking statements in the Part III Portion or in the rest of the Proxy Statement, including regarding us, our business and the market generally, do not reflect the potential impact of the COVID-19 pandemic or our responses thereto. In addition, the disclosures contained in this report are made only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. For further information, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” Included in our recently filed 2019 Annual Report.

June 1, 2020

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Tuesday, June 23, 2020, at 9:00 a.m. Pacific Time.  Due to the public health concerns arising from the COVID-19 pandemic, the Annual Meeting will be a completely virtual meeting of stockholders.  You can attend the Annual Meeting by visiting www.proxydocs.com/ISCO where you will be able to listen to the meeting live, submit questions and vote online. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of International Stem Cell Corporation by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. You may also vote by phone or the internet. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of International Stem Cell Corporation’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review International Stem Cell Corporation’s activities over the past year and our plans for the future. The Board of Directors and management look forward to your participation at the annual meeting.

Sincerely yours,

Andrey Semechkin, PhD
Chief Executive Officer and Co-Chairman

i

5950 Priestly Drive

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD June 23, 2020

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of International Stem Cell Corporation, a Delaware corporation, will be held on June 23, 2020, at 9:00 a.m. Pacific Time. Due to the public health concerns arising from the COVID-19 pandemic, the Annual Meeting will be a completely virtual meeting of stockholders.

You can attend the Annual Meeting by visiting www.proxydocs.com/ISCO where you will be able to listen to the meeting live, submit questions and vote online.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1.

To elect four directors (two of whom will be elected by a vote of the holders of Series D Preferred Stock) to hold office for a one-year term and until their respective successors are elected and qualified.

2.	To approve an amendment to our 2010 Equity Participation Plan.
3.	To transact such other business as may properly come before the meeting.

All of our stockholders of record as of May 22, 2020, are entitled to attend and vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/ISCO. In order to attend, you must register in advance at www.proxydocs.com/ISCO prior to the deadline of June 19, 2020 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. You will not be able to attend the Annual Meeting in person.

Sophia Garnette

Vice President Legal Affairs & Operations, Secretary

Carlsbad, California

June 1, 2020

IMPORTANT: You are cordially invited to attend the Annual Meeting, conducted via live webcast, by registering at www.proxydocs.com/ISCO. You will not be able to attend the Annual Meeting in person. Your vote is very important.  Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and cast your vote by completing, signing, dating and returning the enclosed proxy card, or by voting by telephone or the internet as instructed in these materials, as promptly as possible.  Even if you have voted by proxy, you may still vote live online at the meeting if you attend the meeting via the internet.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2020: Our Proxy Statement is attached. Financial and other information concerning International Stem Cell Corporation is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2019. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at:

http://ISCO.proxy.internationalstemcell.com

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of International Stem Cell Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on June 23, 2020, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Annual Meeting materials are being mailed to stockholders on or about June 3, 2020.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on May 22, 2020, will be entitled to vote at the meeting and any adjournment thereof. As of May 22, 2020, we had 7,539,089 shares of Common Stock, 250,000 shares of Series B Preferred Stock, 43 shares of Series D Preferred Stock, 5,000,000 shares of Series G Preferred Stock, and 5,124 shares of Series I Preferred Stock outstanding. Except for the Series I Preferred Stock, all of the above shares are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her and each holder of shares of Preferred Stock is entitled to vote the equivalent number of common shares that the respective classes of preferred shares can be converted into. As a result, the shares of Series B Preferred Stock are entitled to a total of 231,481 votes, the shares of Series D Preferred Stock are entitled to a total of 2,457,143 votes, and the shares of Series G Preferred Stock are entitled to a total of 515,496 votes. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for, against, and abstentions will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that apply to brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Each proposal being voted on at the Annual Meeting is considered a non-routine matter. If your shares are held in street name, they will only be voted if you provide instructions to your broker.

Solicitation of Proxies. We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

Submission of Proxies. You may submit a proxy by one of three ways.

- vote via the Internet: go to www.proxypush.com/ISCO and cast your vote using the instructions for Internet voting shown on the proxy card you received in the mail.

- vote by Telephone:  Dial 1-866-834-6037 and follow the instructions for telephone voting using the information shown on the proxy card you received in the mail.

- vote by Mail:  complete, sign, date and mail the proxy card in the envelope provided.   If you vote by the Internet or phone, you do not need to mail your proxy card.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted on each proposal as recommended by the Board of Directors.

Revocation or Proxies. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of International Stem Cell Corporation, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Voting Results. We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the Securities and Exchange Commission (the “SEC”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have an unclassified Board of Directors that consists of four directors. Our directors are elected for a term of one year and are up for election every year. Once elected, directors serve until their respective successors are duly elected and qualified.

Two of our directors are elected by the holders of Series D Preferred Stock voting as a separate class. The holders of Series D Preferred Stock have nominated Russell Kern and Andrey Semechkin for reelection to the Board of Directors. Additionally, holders of the Series G Preferred Stock previously nominated Donald A. Wright for election to the Board of Directors, which nomination was approved by our Governance Committee and recommended for election by our stockholders. The other nominee recommended by the Board of Directors for election by our stockholders is Paul V. Maier. All nominees are current members of our Board of Directors and, if reelected, they have indicated their willingness to serve as directors until our annual meeting of stockholders in 2021 or until their successors, if any, are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The following table sets forth, the director nominees to be elected at this meeting, information with respect to their ages and background:

Name	Principal Occupation	Age	Director Since
Andrey Semechkin . . . . . . . . . . . . . .	Co-Chairman of the Board and Chief Executive Officer	60	2008
Donald A. Wright . . . . . . . . . . . . . . .	Co-Chairman of the Board, CEO and President of SIS, Inc.	68	2007
Paul V. Maier . . . . . . . . . . . . . . . . . . .	Independent Investor	72	2007
Russell Kern . . . . . . . . . . . . . . . . . . . .	Executive Vice President and Chief Scientific Officer	34	2008

Director Nominees:

Andrey Semechkin, Ph.D., Co-Chairman and CEO, became a director in December 2008. Dr. Semechkin has served as our Chief Executive Officer since November 2009, and from December 2008 to November 2009 he served in other senior management positions with the Company. Dr. Semechkin is a specialist in system analysis, strategic planning and corporate management. He is a member of the Russian Academy of Sciences and was Deputy Director of Institute of System Analysis from 2004 to 2011. Professor Semechkin was awarded the Russian Government Award in Science and Technology in 2006 and has written several scientific books. He has over 20 years’ experience creating and managing businesses across different industries and scientific sectors. Dr. Semechkin is the father of Dr. Russell Kern, Executive Vice President and Chief Scientific Officer and one of our directors. We believe Dr. Semechkin’s qualifications to serve on our Board include his extensive business, management and operational experience, including as our Chief Executive Officer, and his extensive knowledge of our business and opportunities, which bring valuable insights to our Board.

Donald A. Wright became a director in March 2007. Since January 1, 2010, Mr. Wright has served as Chief Executive Officer and President of SIS, Inc. (Special Intelligence Service) which provides various services under contract to various agencies of the US Government and armed services. Mr. Wright was previously the Chairman and Founder of Everett, Washington-based Confluence Capital Group Inc., which provided consulting services to institutional investors, debt holders and public and private companies. From 1995 until 2006, Mr. Wright was Chief Executive Officer and President of Pacific Aerospace & Electronics, Inc., an engineering and manufacturing company that he helped to found and that designs, manufactures and sells components primarily for the aerospace, defense and transportation industries. We believe that Mr. Wright’s qualifications to serve on our Board include his significant experience, including as chief executive officer, in managing companies in a broad range of industries, which contribute valuable knowledge and insights to the Board.

Paul V. Maier became a director in July 2007 and has over 25 years of experience as a senior executive in biotechnology and pharmaceutical companies. From November 2009 through his retirement in June 2014, he served as Chief Financial Officer of Sequenom, Inc., a publicly held company serving the discovery, clinical research, and molecular diagnostics market. From February 2007 until November 2009, he served as an independent financial consultant. Previously, Mr. Maier was Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals, Inc., a commercial stage biopharmaceutical company, a position he held from 1992 to 2007. From 1990 to 1992, Mr. Maier served as Vice President, Finance of DFS West, a division of DFS Group, LP a private multinational retailer. From 1984 to 1990, Mr. Maier was employed by ICN Pharmaceuticals, a pharmaceutical and biotechnology research products company, where he held various executive positions in finance and general management in ICN as well as SPI Pharmaceuticals, a publicly held subsidiary. Mr. Maier currently serves on the Board of Directors of Ritter Pharmaceuticals, Eton Pharmaceuticals and Biological Dynamics. Mr. Maier received an MBA from Harvard Business School and a BS from Pennsylvania State University. We believe Mr. Maier’s qualifications to serve on our Board include his extensive experience in financial management and his service on other boards, which brings valuable knowledge and insights to our Board.

Russell Kern, Ph.D, Director, Executive Vice President and Chief Scientific Officer, became a director in October 2008. Dr. Kern has served as our Chief Scientific Officer since June 2013 and previously served since December 2008 in various scientific and management positions, including as Vice President Research and Development. Dr. Kern was trained in medical genetics, embryology and stem cell biology. He holds a Ph.D. degree in Human Physiology from the Russian Academy of Medical Sciences and has broad expertise in neuroscience, and was part of the team, along with scientists from the NYU Medical School that elucidated the physiological changes that occur in the brains of Parkinson’s disease patients. Dr. Kern directs our research and development programs including stem cell derivation, differentiation and the pre-clinical and clinical evaluation of stem cell derived cells and tissue. He has developed a general method of deriving highly pure populations of neural stem cells and dopaminergic neurons from pluripotent stems cells that is novel, practical and suitable for use in a clinical setting. Dr. Kern is a well-known speaker on stem cell biology, including the use of stem cells for neurology and skin regeneration. He has more than 40 publications in the field of Parkinson’s disease and stem cell biology and he is an active member of the American Academy of Neurology and the Society for Neuroscience. Dr. Kern is the son of Dr. Andrey Semechkin, our Co-Chairman and Chief Executive Officer. We believe Dr. Kern’s qualifications to serve on our Board include his substantial experience in research and development and his extensive knowledge of the scientific areas that are the basis for our research and development efforts, all of which bring valuable knowledge and insights to our Board.

Vote Required and Board Recommendation

If a quorum is present and voting at the meeting, the nominees for election by the holders of Series D Preferred Stock, and two other nominees for director receiving the highest number of votes will be elected as the directors. Abstentions and broker non-votes have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE (ITEM 1 ON THE ENCLOSED PROXY CARD).

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors currently includes two members (Paul Maier and Donald Wright) who are not employees of the Company.  The Board of Directors has determined that each of Mr. Maier and Mr. Wright satisfy the independence requirements specified in the listing requirements of the Nasdaq Marketplace Rules.

Executive Sessions

Our independent directors generally meet in executive sessions without management present each time the Board holds its regularly scheduled meetings.

Board Meetings and Committees

During 2019, the Board of Directors met three times and acted by unanimous written consent twice. The Board of Directors has an Audit Committee and a Compensation and Governance Committee. The Compensation and Governance Committee was established in June 2019, consolidating the responsibilities previously carried out by a previously separate Compensation Committee and Governance Committee. During the last fiscal year, each of our directors attended at least 75% of the aggregate of all meetings of the Board and meetings of committees on which the director served.

Audit Committee.

The current members of the Audit Committee are Paul V. Maier (Chairman) and Donald A. Wright. Each of the members of the Audit Committee satisfies the independence requirements established by the Nasdaq Marketplace Rules and the rule of the Securities and Exchange Commission. Mr. Maier is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.internationalstemcell.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit and other audit, review and attest services, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held ten meetings during the fiscal year ended December 31, 2019. The Committee meets and confers at least quarterly with the outside auditors and generally conducts an executive session without management at each meeting.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee that is included below.

Compensation and Governance Committee.

The current members of the Compensation and Governance Committee are Donald A. Wright (Chairman) and Paul V. Maier. Each of the members of the Compensation and Governance Committee satisfies the independence requirements established by the Nasdaq Marketplace Rules. The Compensation and Governance Committee operates under a written charter that is available on our website at: www.internationalstemcell.com. The primary responsibilities of the Compensation and Governance Committee are to: (i) approve the compensation (including base salary, incentive compensation and equity based awards) of the executive officers; (ii) recommend the compensation of the Company’s directors; (iii) identify individuals qualified to become members of the Board; (iv) recommend nominees for election to the Board and (v) advise the Board on governance matters. The Compensation and Governance Committee (and its predecessor committees) held three meetings during the fiscal year ended December 31, 2019.

The Compensation and Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Compensation and Governance Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least two members of the Board should meet the definition of “independent director” under the Nasdaq Marketplace Rules. The Governance Committee also believes it appropriate for certain key members of management to participate as members of the Board.

While we do not have a formal diversity policy, we believe that our Board should have diversity of knowledge base, professional experience and skills. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Compensation and Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, the members of the Compensation and Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.

In determining executive compensation, the Committee reviews and approves the Company’s general compensation philosophy and the achievement of  any Company goals and objectives relevant to the compensation of executive officers. Based on such evaluation, the Committee has the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the executive officers. In determining incentive compensation, the Committee considers, among other factors it deems appropriate, the Company’s performance, the recommendations of the CEO, the value of similar incentive awards to executive officers at comparable companies, and the awards given to management in prior years.

Stockholder Recommendations for Director Nominees

The Compensation and Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Compensation and Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information, biographical information and any other relevant supporting information in writing to the “International Stem Cell Corporation Compensation and Governance Committee” c/o Corporate Secretary, 5950 Priestly Drive, Carlsbad, CA 92008. The biographical information and background materials will be forwarded to the Compensation and Governance Committee for its review and consideration. The committee’s review of candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. In addition to the process discussed above regarding the consideration of the Compensation and Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process and related deadlines by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders.

Communications with Directors

Any stockholder who desires to contact any members of our Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, 5950 Priestly Drive, Carlsbad, CA 92008. Communications received in writing are distributed to the Co-Chairmen of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. All of our directors attended last year’s annual meeting.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. We will provide to any person, without charge, a copy of the Code of Conduct and Ethics upon request directed to our Corporate Secretary at 5950 Priestly Drive, Carlsbad, CA, 92008 or by telephone at (760) 940-6383.

We will disclose future amendments or waivers to our Code of Conduct and Ethics on our website, www.internationalstemcell.com, within four business days following the date of the amendment or waiver.

Risk Management

The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term stockholder value. Each of the Board’s standing committees focuses on risk areas associated with its area of responsibility.

Principal Accounting Fees and Services

On July 25, 2019, the Audit Committee approved the appointment of BDO USA, LLP (“BDO”) as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019. Mayer Hoffman McCann P.C. (“MHM”) had previously acted as our independent auditors since its appointment on March 25, 2011.  On July 25, 2019, the Audit Committee elected to conclude the Company’s engagement with MHM. MHM has advised the us that MHM leases substantially all of its personnel, who work under the control of MHM’s shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. Accordingly, substantially all of the hours expended on MHM’s engagement to audit the Company’s consolidated financial statements for the year ended December 31, 2018 were attributed to work performed by persons other than MHM’s full-time, permanent employees.

MHM’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the inclusion of an explanatory paragraph regarding the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through July 25, 2019, there were (i) no disagreements between the Company and MHM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to MHM’s satisfaction, would have caused MHM to make reference thereto in its reports, and (ii) except as noted in the following paragraph, no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

As previously disclosed in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 10-K”) and for the fiscal year ended December 31, 2018 (the “2018 10-K”), the Company reported material weaknesses (the “Material Weaknesses”) in its internal control over financial reporting. In particular, as of December 31, 2017, the Company concluded its disclosure controls and procedures were not effective due to a material weakness in internal control over financial reporting related to the accounting for and disclosure of equity transactions. As of December 31, 2018, the Company concluded that its disclosure controls and procedures were not effective due to a material weakness in internal control over financial reporting including the areas of financial reporting and technical accounting, disclosures of equity, complex, non-routine, and significant transactions, and adoption of new accounting standards, collectively resulting from lack of continuity and sufficient accounting and finance resources. MHM was not required to, and did not, audit the Company’s internal control over financial reporting. The Audit Committee and management discussed the Material Weaknesses with MHM. The Company has authorized MHM to respond fully and without limitation to any inquiries of BDO USA, LLP (“BDO”), the Company’s successor independent registered public accounting firm, concerning the Material Weaknesses.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through July 25, 2019, neither the Company nor anyone on its behalf consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K. The following table sets forth the aggregate fees us for the fiscal years ended December 31, 2019 and 2018 by BDO and MHM, our independent registered public accounting firms during those respective years:

Principal Accountant Fees and Services	BDO Fiscal 2019 (2)	MHM Fiscal 2018
Audit Fees (1)	$365,000	$561,000
Audit-Related Fees (3)	-	-
Tax Fees (4)	-	-
All Other Fees (5)	-	-
Total	$365,000	$561,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

(2)	Amount does not include fees paid to MHM for reviewing the first quarter 2019 interim financial statements and for subsequent consents, which totaled approximately $78,000.
(3)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”.

(3)

Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The Audit Committee pre-approved all services provided by our independent auditors during the fiscal years ended December 31, 2019 and 2018.

A representative of BDO is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Selection of Independent Auditors for the Current Fiscal Year

Because the audit of the consolidated financial statements for the fiscal year ended December 31, 2019 was only recently concluded, the Audit Committee is still evaluating various factors that will influence its selection of the independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2020. The Audit Committee may also consider any input from the person chosen to replace the Acting Chief Financial Officer, once he or she is selected.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee

Paul V. Maier (Chairman)
Donald A. Wright

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the

“1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE 2010 EQUITY PARTICIPATION PLAN

At the 2010 Annual Meeting, the stockholders approved the International Stem Cell Corporation 2010 Equity Participation Plan (the "Plan"), which was originally adopted by the Board of Directors (the "Board") on March 29, 2010, subject to approval by stockholders. Since that time, the Board and our stockholders have approved several amendments to the Plan.   On March 26, 2020 the Board approved an additional amendment (the Amendment”) to the Plan to extend the termination date of the Plan until March 26, 2030, subject to stockholder approval at our Annual Meeting.  The Amendment would replace section 1.3 of the Plan, which had provided that all awards under the Plan needed to be granted by March 29, 2020, with the following:

“Term of Plan.  The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, before March 26, 2030.”We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees, directors and other service providers of the highest caliber. One of the tools we regard as essential in addressing these human resource challenges is a competitive equity incentive program. Our employee stock incentive program provides a range of incentive tools and sufficient flexibility to permit the Compensation and Governance Committee (the “Committee’) to implement them in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes. We have used, and intend to continue to use, these incentives to attract new key employees and to retain existing key employees, directors and other service providers for the long-term benefit of the Company and its stockholders. However, without stockholder approval of the Amendment, the Plan will expire and we would not be able to offer equity incentives to attract and retain key personnel.

If the Amendment is approved by the stockholders, the Board believes that the Plan would have  sufficient shares available under the Plan through approximately the next three years.  This belief is based, in part, in our prior grant history, anticipated market demands for talented service providers, and forecasts of our growth rate. Of course, however, changes in business practices, industry standards, our compensation strategy, or equity market performance could alter this projection. Accordingly, although the requested Amendment is designed to accommodate our anticipated equity compensation needs under a variety of scenarios for approximately three years, under some scenarios the reserve could prove to be insufficient for this period, in which case the stockholders would have the opportunity to either approve or disapprove any addition to the share reserve or the creation of a new equity incentive plan.

The Plan authorizes the Committee to provide incentive compensation in the form of stock options and restricted stock awards. Some of the key features of the Plan, as proposed to be amended, include:

•	No more than 9,700,000 shares may be issued under the Plan .

•	No employee may receive awards under the Plan for more than 800,000 shares in any calendar year.

•	The Plan will be administered by the Committee, which is comprised solely of independent, non-employee directors.

•	No discount from fair market value is permitted in setting the exercise price of stock options.

•	The Plan has a fixed term expiring on March 26, 2030.

The Board believes that the Plan will serve a critical role in attracting and retaining the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to meet our goals. Therefore, the Board urges you to vote to approve the Amendment to the Plan.

On December 22, 2017, The Tax Cut and Jobs Act (the "Tax Act”) was signed into law. Under the Tax Act, the historical exception (to the general $1 million limitation on the deductibility of compensation paid to covered executive officers) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") for qualified "performance-based compensation” was eliminated, effective for the Company January 1, 2018 and subject to grandfathering of performance-based compensation awards granted prior to November 2, 2017.  Accordingly, subject to limited exceptions, all compensation that the Company may now pay to a covered employee, as defined in Section 162(m) of the Code, in excess of $1 million is no longer deductible for federal tax purposes, including post-termination payments and severance.

As noted above, this proposal proposes one discrete amendment to the Plan.  There are several reasons why we did not remove the provisions of the Plan that were designed to allow for the grant of awards that satisfied the requirements for qualified "performance-based compensation”, as defined in Section 162(m).  First, subject to certain conditions, the qualified "performance-based compensation” exception to the limit on deductibility for federal tax purposes continues to be available for awards granted prior to November 2, 2017.  Additionally, there are and may continue to be potential state tax deductions (particularly in California) resulting from granting awards that comply with the qualified "performance-based compensation” provisions that had been contained in Section 162(m).  Finally, many of the provisions of Section 162(m) that had been incorporated into various sections of the Plan are reflected in the corporate governance requirements or recommendations of institutional investors and proxy advisory services, and they align with some of the various exchange listing requirements.  As such, the Company intends to continue to comply with the various limitations in the Plan that had been included for purposes of Section 162(m), even though the qualified "performance-based compensation” exception is no longer available for new awards.  As a result, the Company has not elected to amend the provisions of the Plan that were designed to provide for compliance with that exception to Section 162(m). But, to the extent that the Company issues such awards in the future, it will no longer be entitled to an associated compensation deduction for federal tax purposes in excess of $1 million, as explained above.

Summary of the Plan

The following summary of the Plan as well as the proposed Amendment are qualified in their entirety by the specific language of the Plan, which is available as an exhibit to our most recent Annual Report on Form 10-K and the terms of the Amendment discussed above.

General. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options and restricted stock awards.

Authorized Shares. A total of 9,700,000 shares of the Company's common stock are authorized for issuance under the Plan. Shares issued under the Plan may consist of any combination of authorized but unissued or reacquired shares of the Company's common stock.

Share Counting. If any award granted under the Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant's purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the Plan.

Adjustments for Capital Structure Changes. Appropriate and proportionate adjustments will be made to the number of shares authorized under the Plan, to the numerical limits on of awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Committee also has the discretion under the Plan to adjust other terms of outstanding awards as it deems appropriate.

Award Limits. The Plan establishes a limit of 800,0000 shares for the maximum aggregate number of shares for which such awards may be granted to an employee in any calendar year.

Administration. The Plan generally will be administered by the Committee , although the Board of Directors retains the right to appoint another of its committees to administer the Plan or to administer the Plan directly. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the Plan must be by a Committee comprised solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this summary, the term "Committee" will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations provided by the Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Plan. All awards granted under the Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Plan. The Committee will interpret the Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the Plan or any award.

Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of May 21, 2020, we had approximately 38 employees, including three executive officers, and two non-employee directors who would be eligible under the Plan.

Stock Options. The Committee may grant non-statutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "10% Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On May 21, 2020, the closing price of our common stock as reported on the OTC Bulletin Board was $0.52 per share.

The Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant's surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant's termination of service, provided that if service terminates as a result of the participant's death or disability, the option generally will remain exercisable for six months, but in any event the option must be exercised no later than its expiration date, and provided further that an option will terminate immediately upon a participant's termination for cause (as defined by the Plan).

Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.

The maximum number of incentive stock options that may be granted under the Plan is limited to 9,700,000 shares.

Restricted Stock Awards. The Committee may grant restricted stock awards under the Plan. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant's termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Change in Control. Unless otherwise defined in a participant's award or employment agreement, the Plan provides that a "Change in Control" occurs upon (a) a person or entity (with certain exceptions described in the Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company's voting stock; (b) a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award.

Amendment, Suspension or Termination. The Plan will continue in effect until its termination by the Committee, provided that, subject to stockholder approval of the Amendment, no awards may be granted under the Plan following March 26, 2030. The Committee may amend, suspend or terminate the Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No amendment, suspension or termination of the Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code, or unless expressly provided in the terms and conditions governing the award.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are non-statutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a non-statutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-statutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a non-statutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the "determination date" over the price paid, if any, for such shares. The "determination date" is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits

No additional shares will be made available under the Plan prior to approval of the Amendment by the Company's stockholders. Because it is within the Committee's discretion to determine which directors, employees, and consultants receive awards under the Plan, and the types and amounts of those awards, it is not possible at present to specify the persons to whom awards will be granted in the future or the amounts and types of individual grants. However, it is anticipated that, among others, all of our current executive officers, including our named executive officers, and our non-employee directors will continue to receive awards under the Plan.

Options Granted to Certain Persons

The following table shows the number of shares subject to options issued as of May 22, 2020 under the Plan since its inception to:

•	The named executive officers;

•	All current executive officers as a group;

•	All current directors who are not executive officers; and

•	All employees as a group (excluding executive officers).

Name and Position	Number of Share
Andrey Semechkin Chief Executive Officer	854,960

Russell Kern Executive Vice President and Chief Scientific Officer	653,852

Sophia Garnette Vice President, Legal Affairs and Operations	592,269
All current executive officers as a group (3 persons)	2,101,081
All current directors who are not executive officers, as a group (2 persons)	568,510
All employees as a group (excluding current executive officers)	2,262,131

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board believes that the proposed adoption of the Amendment to the Plan is in the best interests of the Company and its stockholders for the reasons stated above.

THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PLAN.

EXECUTIVE COMPENSATION

Executive Officers

We describe in this section the executive compensation paid to our three named executive officers during 2019: Andrey Semechkin, Chief Executive Officer, Russell Kern, Executive Vice President and Chief Scientific Officer, and Sophia Garnette, Vice President, Legal Affairs and Operations.

Compensation Overview

We are currently considered a “smaller reporting company” for purposes of Securities and Exchange Commission executive compensation and other disclosure rules and as such we have elected to comply with the disclosure requirements applicable to smaller reporting companies. This executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation and Governance Committee

All compensation for our executive officers is determined from time to time by the Compensation and Governance Committee of our Board of Directors, which is composed only of independent directors. The Compensation and Governance Committee is also responsible for administration of the equity incentive plans, including grants of equity awards to Company employees and consultants. In performing its functions the Compensation and Governance Committee relies, in part, on the input from the Chief Executive Officer and other members of senior management, however, the Committee retains the final decision-making authority over all executive compensation matters.

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to attract, retain and reward executive officers and other key employees who contribute to the Company’s success and to provide year-to-year and long-term incentives for these individuals to enhance stockholder value. In order to accomplish this we offer a total compensation package that consists of: (1) an annual base salary, based on the seniority and level of performance of the executive, (2) long-term incentives in the form of stock options and restricted stock awards, and (3) other benefits.

Base Salaries. Base salaries are an integral component of our total compensation program and help us attract and retain senior executives with desired skill sets. Our Chief Executive Officer provides recommendations to the Compensation and Governance Committee based on an analysis of industry standards and an evaluation of each executive officer’s contribution to the Company’s performance. Base salaries are reviewed and adjusted from time to time to take into account changes in responsibility, and relevant experience, as well as current and anticipated cash resource limitations. Our Compensation and Governance Committee considers, but retains the right to accept, reject or modify recommendations from the Chief Executive Officer. Consideration of base salaries is conducted during Compensation and Governance Committee meetings and neither the Chief Executive Officer nor any other member of management is present during these meetings.

Long-Term Equity Incentives. Our Compensation and Governance Committee believes that equity-based compensation provides the executive officers, core R&D team responsible for the advancement of Company’s therapeutic pipeline, and other employees with a strong economic incentive to increase stockholder value over the long term. Equity-based awards have been made pursuant to our 2006 and 2010 Equity Participation Plans (the “Stock Plans”) that provide for grants of stock options, shares of restricted stock and other equity-based awards. Long-term equity awards may be granted to executive officers and other employees for contributions to the Company’s success. The terms of these equity awards generally provide time-based vesting provisions and require the recipient to remain employed to obtain or exercise such awards on each vesting date. The Compensation and Governance Committee does not currently have a policy for the automatic awarding of equity awards to the executive officers or our other employees. Our Chief Executive Officer provides recommendations to the Compensation Committee for equity grants to the executive officers and other employees, taking into account each employee’s performance, achievements, and other criteria deemed relevant. The Compensation and Governance Committee reviews the proposed grants, but reserves the right to reject or modify such recommendations. The timing of our typical equity awards is determined in advance. In general, we do not anticipate option grants on dates other than the scheduled meetings of the Compensation Committee. The grant date is established when the Compensation and Governance Committee approves the grant and all key terms have been determined.

Other Benefits. We provide group life insurance, health, vision and dental care insurance to all employees, including the executive officers. These benefits do not discriminate in scope, terms or operation in favor of the executive officers. All such benefits terminate at the time each individual is no longer employed with the Company or as otherwise provided in the applicable employment agreement. We maintain a 401(k) defined contribution plan, which is our primary retirement benefit for employees, including executives. Although permitted under the plan, we have not matched employee contributions to the 401(k) plan. We do not provide our executive officers with any type of defined benefit retirement benefit or the opportunity to defer compensation pursuant to a non-qualified deferred compensation plan.

Employment/Severance Agreements. We do not have severance agreements with Dr. Semechkin, Dr. Kern, and Ms. Garnette.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2019 and 2018 by our three most highly compensated executive officers, who are sometimes referred to herein as our named executive officers.

Name	Year	Salary(1)	Option Awards ($)(2)	Total
Andrey Semechkin	2019	$43,934	$157,274	$201,208
	2018	$48,212	$372,245	$420,457
Russell Kern	2019	$40,501	$125,819	$166,320
	2018	$59,604	$266,017	$325,621
Sophia Garnette	2019	$158,676	$126,957	$285,633
	2018	$142,012	$315,203	$457,215

(1)	Actual amounts paid.
(2)

Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the market price of our stock on the respective grant dates. Assumptions used in calculating these amounts are included in Note 9, Stock Options and Warrants, to our audited financial statements included in our Annual Report on Form 10-K for the applicable year.

On February 28, 2019 we granted options as follows: Dr. Semechkin 150,000 shares, Dr. Kern 120,000 shares and Ms. Garnette 120,000 shares at an exercise price of $1.51. These options expire on February 28, 2029. All of the shares in these grants were granted under the 2010 Equity Participation Plan. The options issued are subject to plan restrictions and will vest 3/36th on May 28, 2019, and the remaining in equal monthly installments over 33 months.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2019:

Outstanding Equity Awards at December 31, 2019

			Number of	Number of
			Securities	Securities
			Underlying	Underlying
	Year		Unexercised	Unexercised	Option	Option
	Option		Options	Options	Exercise	Expiration
Name	Granted		Exercisable	Unexercisable	Price	Date
Andrey Semechkin	2011	(1)	16,668	—	$289.50	2021
	2012	(1)	5,001	—	$48.00	2022
	2013	(1)	668	—	$40.50	2023
	2014	(1)	8,334	—	$23.25	2024
	2014	(1)	401	—	$15.90	2024
	2016	(2)	179,167	20,833	$2.30	2026
	2017	(4)	63,888	5,556	$1.09	2027
	2017	(5)	44,722	9,722	$1.10	2027
	2018	(6)	116,667	83,333	$1.51	2028
	2018	(7)	75,000	75,000	$1.58	2028
	2019	(8)	41,667	108,333	$1.58	2029
Russell Kern	2011	(1)	3,335	—	$289.50	2021
	2012	(1)	668	—	$73.50	2022
	2012	(1)	501	—	$57.00	2022
	2013	(1)	468	—	$40.50	2023
	2014	(1)	6,668	—	$23.25	2024
	2014	(1)	401	—	$15.90	2024
	2016	(3)	168,750	11,250	$3.75	2026
	2017	(4)	55,700	5,000	$1.09	2027
	2017	(5)	25,555	5,556	$1.10	2027
	2018	(6)	87,500	62,500	$1.51	2028
	2018	(7)	50,000	50,000	$1.58	2028
	2019	(8)	33,333	86,667	$1.58	2029
Sophia Garnette	2011	(1)	67	—	$165.00	2021
	2012	(1)	334	—	$57.00	2022
	2013	(1)	467	—	$40.50	2023
	2014	(1)	1,334	—	$23.25	2024
	2014	(1)	400	—	$15.90	2024
	2015	(1)	1,334	—	$9.30	2025
	2016	(3)	114,902	5,098	$3.75	2026
	2017	(4)	7,222	1,111	$1.09	2027
	2017	(5)	31,667	8,333	$1.10	2027
	2018	(7)	150,000	150,000	$1.58	2028
	2019	(8)	33,333	86,667	$1.58	2029

(1)	There were no unvested stock options for this award as of December 31, 2019.
(2)	The stock option vested 25% at the one-year anniversary on May 17, 2017, and then 1/48th on each month commencing on June 17, 2017.
(3)	The stock option vested 25% at the one-year anniversary on March 24, 2017, and then 1/48th on each month commencing on April 24, 2017.
(4)	3/36th of the stock options vested on May 10, 2017 and the remaining in equal 33 monthly installments.
(5)	3/36th of the stock options vested on August 31, 2017 and the remaining in equal 33 monthly installments.

(6)	3/36th of the stock options vested on June 12, 2018 and the remaining in equal installments over 33 months.
(7)	3/36th of the stock options vested on September 21, 2018 and the remaining in equal installments over 33 months.
(8)	3/36th of the stock options vested on May 28, 2019 and the remaining in equal installments over 33 months.

2006 Equity Participation Plan

The 2006 Equity Participation Plan (also referred to as “2006 Stock Plan”) provided for the grant of stock options or restricted stock and other equity-based awards to our employees, officers, directors and consultants. Options may be either “incentive stock options” or non-qualified options under the federal tax laws and will have an exercise price equal to at least fair market value as of the grant date. A total of 100,000 shares of common stock were reserved for issuance under the 2006 Stock Plan, subject to adjustments for certain corporate transactions or events. The 2006 Stock Plan is administered by the board of directors as a whole. The board of directors has the power to determine the terms of any restricted stock or options granted under the 2006 Stock Plan. Grants under the 2006 Stock Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only and can only be exercised by such optionee. The 2006 Plan expired on November 16, 2016. Options and other equity-based awards granted prior to the expiration of the 2006 Plan will continue in effect until the option or award is exercised or terminates pursuant to its terms. No new awards may be granted under the 2006 Plan following its expiration.

2010 Equity Participation Plan

The 2010 Equity Participation Plan (also referred to as “2010 Stock Plan”) provides for the grant of stock options or restricted stock and other equity-based awards to our employees, officers, directors and consultants. Options may be either “incentive stock options” or non-qualified options under the federal tax laws and will have an exercise price equal to at least fair market value as of the grant date. Currently, a total of 9,700,000 shares of common stock have been reserved for issuance under the 2010 Stock Plan, subject to adjustments for certain corporate transactions or events. The purpose of the 2010 Stock Plan is to enable us to offer non-employee directors, officers, other key employees and consultants of the Company and our subsidiaries and affiliates, equity-based incentives, thereby attracting, retaining and rewarding these participants and strengthening the mutuality of interests between these participants and our stockholders. The 2010 Stock Plan is administered by the board of directors, which has delegated authority to administer the 2010 Stock Plan to the Compensation and Governance Committee. The board of directors has the power to determine the terms of any restricted stock or options granted under the 2010 Stock Plan. Grants under the 2010 Stock Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only and can only be exercised by such optionee.

Stock Option Grants

The Board may grant options qualifying as incentive stock options under the Internal Revenue Code and nonqualified stock options. The term of an option will be fixed by the Board, but will not exceed ten years (or five years in the case of an incentive stock option granted to a person beneficially owning shares representing 10% or more of the total combined voting power of all classes of our stock, referred to as a 10% stockholder). The option price for any option will not be less than the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of an incentive stock option granted to a 10% stockholder). Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made (i) in cash; (ii) in a cash equivalent acceptable to the Board; (iii) by the transfer to us of shares owned by the participant for at least six months on the date of transfer; (iv) if the common stock is traded on an established securities market, the board may approve payment of the exercise price by a broker-dealer or by the option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the option holder’s written irrevocable instructions to deliver the common stock acquired upon exercise of the option to the broker-dealer; or (v) any other method acceptable to the Board and in compliance with applicable laws.

Restricted Stock

The board is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the board may impose. Unless otherwise determined by the board, the purchase price for any restricted stock grant will be not less than 85% of the fair market value of common stock on the date of grant or at the time the purchase is consummated (or 100% of the fair market value in the case of restricted stock granted to a 10% stockholder). Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased pursuant to a restricted stock grant may be made in (i) cash at the time of purchase; (ii) at the discretion of the board, according to a deferred payment or other similar arrangement with the participant; or (iii) in any other form of legal consideration that may be acceptable to the board in its discretion. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the board.

Option Exercises and Stock Vested During Last Fiscal Year

During the fiscal year ended December 31, 2019, there were no stock option exercises or restricted stock awards vested by the Company’s named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our current equity compensation plans as of December 31, 2019:

Equity Compensation Plan Information

			Number of securities
			remaining available
			for future issuance
	Number of securities to		under equity
	be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2006 Equity Participation Plan (1)	4,951	$9.3
2010 Equity Participation Plan (2)	4,931,722	$3.38	4,487,863
Total	4,936,673		4,487,863

(1)

Represents stock options under the 2006 Equity Participation Plan (the “2006 Plan”). The options granted under the 2006 Plan may be either qualified or non-qualified options. Up to 100,000 options were available for grant to employees, directors and consultants under the Plan. Stockholders approved the 2006 Plan effective December 1, 2006. Options granted under the 2006 Plan will generally have a 10-year term and vest at the rate of 2% per month commencing the following month of grant. Options granted under our 2006 Plan provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity upon a “Change in Control,” as defined under the 2006 Plan. As noted above, the 2006 Plan expired on November 16, 2016. Options and other equity-based awards granted prior to the expiration of the 2006 Plan will continue in effect until the option or award is exercised or terminates pursuant to its terms. No new awards may be granted under the 2006 Plan following its expiration.

(2)

Represents stock options under the 2010 Equity Participation Plan (the “2010 Plan”). The options granted under the 2010 Plan may be either qualified or non-qualified options. Up to 9,700,000 options may be granted to employees, directors and consultants under the 2010 Plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. Stockholders approved the 2010 Plan effective April 28, 2010. Options granted under the 2010 Plan will generally have a 10-year term and (for options granted prior to 2017) vest at the rate of either (i) 2% per month commencing the following month of grant, or (ii) 25% on the first anniversary of the date of grant and 1/48th per month thereafter. Since 2017, option grants generally vest at the rate of 1/12 after three months and the remainder vesting ratably over the following 33 months.  Options granted under our 2010 Plan provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity upon a “Change in Control,” as defined under the 2010 Plan

2019 DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year, other than directors who are listed in the Summary Compensation Table (directors who are also employees do not receive any additional compensation for service on the Board):

	Fees
	Earned or	Restricted
	Paid in	Stock	Option
Name	Cash(1)	Awards	Awards(2)(3)	Total
Donald A. Wright	$47,500	$—	$76,583	$124,083
Paul V. Maier	$32,500	$—	$76,583	$109,083

(1)

Mr. Wright and Mr. Maier were compensated for their service on the Board and for service on any committee of the Board at the annual rate of $32,500, while Mr. Wright received additional annual compensation of $15,000 for serving as the Co-Chairman of the Board.

(2)

In June 2019, Mr. Wright, and Mr. Maier each received 71,892 options at an exercise price of $1.08 vesting in four equal quarterly installments with the first installment vesting on September 3, 2019; in June 2019, Mr. Wright and Mr. Maier received 30,000 options each at an exercise price of $1.08 vesting at the one-year anniversary of grant. The amount included in stock awards represents the grant date fair value of the options granted based on the Black-Scholes valuation model.

(3)	As of December 31, 2019, Mr. Wright held 284,255 stock options and 4,739 shares of restricted stock; Mr. Maier held 284,255 stock options and 32,802 shares of restricted stock.

Currently, non-employee directors will receive (i) annual cash compensation of $32,500 (with Mr. Wright receiving an additional $15,000 per year for his service as Co-Chairman); (ii) an annual grant (as of the date of each Annual Meeting of Stockholders) of an option to purchase 30,000 shares of Common Stock; such grant to have an exercise price equal to the fair market values of share of stock on the date of grant and to vest on the earlier of the first anniversary of the date of the grant or the next annual meeting (or, if earlier, upon a change-in-control); and (iii) stock options vesting in equal quarterly installments with a term of ten years to purchase a number of shares equal to $66,000 divided by the average closing price of the Company’s common stock over five trading days preceding the date of grant and with an exercise price equal to the fair market value of shares of stock on the date of grant.

RELATED PERSON TRANSACTIONS

Pursuant to our Code of Business Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

Except with respect to the transactions described below, since January 1, 2019, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares, nor any of our promoters, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction for the past two years or in any presently proposed transaction to which we were or are to be party. None of our directors or executive officers is indebted to us.

From time to time, various persons, including certain officers, directors, principal shareholders, and their affiliates, have advanced funds to our subsidiaries for operating expenses.

On January 21, 2019, the Company entered into a Note Conversion Agreement with Dr. Andrey Semechkin, the Company’s Co-Chairman and Chief Executive Officer (the “Conversion Agreement”). The Conversion Agreement provides for the conversion of a total of $1,049,000 (representing $1,000,000 of principal and $49,000 of accrued interest, representing all accrued interest on the amount owed to Dr. Semechkin through January 21, 2019) under the promissory note issued to Dr. Semechkin on August 8, 2018 into a total of 599,222 shares of the Company’s common stock, representing a conversion price of $1.75 per share, which was greater than the fair value of common stock on the date of conversion at a price of $1.60 per share. Dr. Semechkin took less than fair value to avoid further dilution by triggering down-round adjustments to outstanding warrants and convertible preferred stock. Due to Dr. Semechkin’s role in the Company and controlling interest in the Company, no gain was recorded by the Company upon conversion and the excess was recorded within additional paid-in capital due to the absence of retained earnings. Under the Conversion Agreement, the remaining $1,000,000 owed to Dr. Semechkin under the Note has been reflected in a new unsecured, non-convertible promissory note in the principal amount of $1,000,000 (the “Note”). The outstanding principal amount under the Note accrues interest at a rate of 4.5% per annum. The Note is due and payable on January 15, 2021, but may be pre-paid by the Company without penalty at any time.

On April 17, 2019 to obtain additional funding for working capital purposes, the Company issued an unsecured, non-convertible promissory note (the “New Promissory Note”) in the amount of $1,800,000 to Dr. Andrey Semechkin, the Company’s Chief Executive Officer and Co-Chairman of the Board of Directors. Dr. Andrey Semechkin surrendered his existing promissory note from the Company for $1,000,000 and provided an additional $800,000 of funds to the Company.  The outstanding principal amount accrues interest at a rate of 4.5% per annum and is due and payable, on January 15, 2021 but may be pre-paid by the Company without penalty at any time.

On December 17, 2019 to obtain additional funding for working capital purposes the Company issued an unsecured, non-convertible promissory note in the principal amount of $2,300,000 (the “New Note”) to Dr. Andrey Semechkin. On December 17, 2019, Dr. Semechkin provided an additional $500,000 of funds to the Company and surrendered the New Promissory Note, in return for the New Note. The outstanding principal amount under the New Note accrues interest at a rate of 4.5% per annum. The New Note is due and payable January 15, 2021 but may be pre-paid by the Company without penalty at any time.

We are parties to an operating lease for our corporate offices in Carlsbad, California with S Real Estate Holdings LLC. S Real Estate Holdings LLC is owned by Dr. Andrey Semechkin, the Company’s Chief Executive Officer and Co-Chairman of the Board of Directors. During fiscal years 2019, and 2018, the Company recorded $160,000 and $160,000, respectively, in rent expense that was related to the facility lease arrangement with related parties.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock and our preferred stock as of May 22, 2020, by (i) each person who is known by us to beneficially own 5% or more of our common stock or 5% or more of our preferred stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Other than for matters adversely affecting the rights and preferences of the preferred stock, the shares of our preferred stock (other than shares of Series I-1 and Series I-2 preferred stock, which is non-voting) vote together with the shares of common stock on most matters, with the shares of preferred stock entitled to cast a number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted. As of May 22, 2020, there were a total of 5,255,167 shares of preferred stock outstanding that were convertible into a total of 6,132,278 shares of common stock. Dr. Andrey Semechkin and Dr. Russell Kern, either directly or through entities that they control, beneficially own a total of 5,004,353 shares of preferred stock, that could be converted into a total of 5,435,496 shares of common stock. As such, Dr. Andrey Semechkin and Dr. Russell Kern control approximately 88.6% of the voting power of the preferred stock. The shares of common stock issuable upon conversion of the preferred stock are reflected in the following table.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Common Stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of May 22, 2020 were deemed to be outstanding, and shares of preferred stock owned by such person and convertible into Common Stock were deemed to be converted into Common Stock. Such shares were not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

Stock Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

	Actual	Percent of
	Beneficial	Beneficial
Name of Beneficial Owner	Ownership	Ownership(1)
Andrey Semechkin (2)(3)(4)(5)(6)	13,404,324	80.38%
Sophia Garnette (2)(3)	434,202	5.45%
Russell Kern (2)(3)(4)(5)(6)	13,404,324	80.38%
Paul Maier (2)(3)	317,057	4.05%
Donald Wright (2)(3)	288,994	3.69%
All Executive Officers and Directors as a Group (5 Persons)	14,444,577	81.70%
5% Holders
X-Master, Inc. (4)	624,762	7.70%
AR Partners LLC (6)	450,073	5.63%

(1)	Based on 7,539,089 shares outstanding as of May 22, 2020, plus shares issuable under derivative securities which are exercisable within 60 days of May 22, 2020.
(2)	The business address for each director and officer is 5950 Priestly Drive, Carlsbad, CA 92008.
(3)

Includes shares issuable upon conversion of outstanding shares of preferred stock and warrants and options to purchase shares of our common stock exercisable within 60 days of May 22, 2020 in the following amounts:

Dr. Andrey Semechkin, 9,137,998 shares; Ms. Garnette, 433,935 shares; Dr. Russell Kern, 9,137,998 shares; Mr. Maier, 284,255 shares; Mr. Wright, 284,255 shares; and All Executive Officers and Directors as a Group, 10,140,443 shares.

(4)

The business address for X-Master, Inc. is 1 Overlook Drive, Unit 11, Amherst, New Hampshire 03031. X-Master Inc. is owned by Dr. Andrey Semechkin. Dr. Russell Kern is the President of X-Master, Inc. The shares held by X-Master are all issuable upon conversion of outstanding shares of preferred stock and are considered to be beneficially owned by each of Andrey Semechkin and Russell Kern.

(5)	Pursuant to the applicable SEC rules, each of Dr. Andrey Semechkin and Dr. Russell Kern are considered to be the beneficial owner of shares held by the other.
(6)

The business address for AR Partners LLC is 5950 Priestly Drive, Carlsbad, CA 92008. AR Partners LLC is owned by Dr. Andrey Semechkin and Dr. Russell Kern. Dr. Russell Kern is the General Manager of AR Partners LLC. The shares held by AR Partners are all issuable upon conversion of outstanding shares of preferred stock and are considered to be beneficially owned by each of Andrey Semechkin and Russell Kern.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2021 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than February 3, 2021. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than February 23, 2021 and not later than March 25, 2021.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2020 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC’s rules regarding delivery of our, Annual Report to Stockholders and this Proxy Statement by delivering a single copy of these materials to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one Proxy Statement and Annual Report to Stockholders to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one Annual Report and Proxy are being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the Annual Report to Stockholders and/or Proxy Statement, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of the Annual Report to Stockholders or Proxy Statement either now or in the future, please contact our Corporate Secretary and 5950 Priestly Drive, Carlsbad, CA, 92008 or by telephone at (760) 940-6383. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of the Annual Report to Stockholders or Proxy Statement either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

INTERNATIONAL STEMCELL CORPORATION

ANNUAL MEETING OF INTERNATIONAL STEM CELL CORPORATION

Date: June 23, 2020
Time: 9:00 A.M. (Pacific Daylight Time)
Place: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/ISCO for more details.

Please make your marks like this: ☒ **Use dark black pencil or pen only**

Board of Directors Recommends a Vote **FOR** the two nominees for director and FOR proposal 2.

	For	Withhold	Directors Recommend ↓
01 Donald A. Wright	☐	☐	For
02 Paul V. Maier	☐	☐	For

	For	Against	Abstain	
2: To approve an amendment to the 2010 Equity Participation Plan.	☐	☐	☐	For

To Attend the Annual Meeting of International Stem Cell Corporation, Inc. please visit www.proxydocs.com/ISCO for virtual meeting registration details.

Authorized Signatures - This section must be completed for your Instructions to be executed.

_______________ Please Sign Here   _______________ Please Date Above

_______________ Please Sign Here   _______________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

INTERNATIONAL STEMCELL CORPORATION

Annual Meeting of International Stem Cell Corporation to be held on Monday, June 23, 2020 for Holders as of May 22, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Before the Meeting Go To
www.proxypush.com/ISCO
- Cast your vote online.
- View Meeting Documents.

OR

During the Meeting Go To
www.proxydocs.com/ISCO
- Cast your vote during the meeting.

OR

TELEPHONE

Call
866-834-6037
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Andrey Semechkin and Sophia Garnette, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of International Stem Cell Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

PROXY TABULATOR FOR

INTERNATIONAL STEM CELL CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — International Stem Cell Corporation
Annual Meeting of Stockholders
June 23, 2020, 9:00 a.m. (Pacific Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Andrey Semechkin and Sophia Garnette (the "Named Proxies") and each of them as attorneys and proxies for the undersigned, with full power of substitution, to vote the shares of common stock of International Stem Cell Corporation, a Delaware corporation ("the Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 23, 2020, 9:00 a.m. (PDT) and at any and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

The four directors up for re-election are: Andrey Semechkin, Donald A. Wright, Paul V. Maier, and Russell Kern. Dr. Semechkin and Dr. Kern are nominees for election by the holders of Series D Preferred stock, voting as a separate class.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box. Please separate carefully at the perforation and return just this portion in the envelope provided.